                                                                   EXHIBIT 10.69

                              SETTLEMENT AGREEMENT

      This Settlement Agreement ("Settlement Agreement") is effective as of September 13, 2004 (the "Effective Date"), by and among Proxim Corporation, a Delaware corporation, and Proxim Wireless Networks, Inc., a Delaware corporation, formerly known as Proxim, Inc., and their Subsidiaries (collectively, "Proxim"), with their principal place of business at 935 Stewart Drive, Sunnyvale, California 94085, and Symbol Technologies, Inc., a Delaware corporation, and its Subsidiaries (collectively, "Symbol"), with its principal place of business at One Symbol Plaza, Holtsville, New York 11742.

      WHEREAS, on or about March 8, 2001, Proxim sued Symbol and other entities in the United States District Court for the District of Delaware in the action Proxim v. 3Com et al., C.A. No. 01-155-SLR (the "3Com Action") asserting claims for alleged infringement of three Proxim patents; on May 1, 2001, Symbol counterclaimed in the 3Com Action, asserting, inter alia, claims for alleged infringement of Symbol's US Patents 5,029,183 (the "'183 Patent"), 5,103,461 (the "'461 Patent"), 5,479,441 (the "'441 Patent") and 5,668,803 (the "'803
Patent"); Proxim successfully moved to sever Symbol's foregoing infringement counterclaims in the 3Com Action; Proxim later dismissed with prejudice its claims in the 3Com Action; and

      WHEREAS, on December 4, 2001, in light of the severance of Symbol's infringement counterclaims, Symbol filed a complaint in the United States District Court for the District of Delaware, bearing C.A. No. 01-801-SLR ("the Delaware Action") asserting claims for alleged infringement of the '183 Patent, the '461 Patent, the '441 Patent and the '803 Patent; Symbol subsequently disclaimed the '803 Patent and dismissed it from the Delaware Action; and

      WHEREAS, on or about December 18, 2001, Proxim answered the complaint in the Delaware Action, and counterclaimed, asserting claims for alleged infringement of US Patent

5,231,634 (the "'634 Patent") (which had not been asserted in the 3Com Action), false marking, unfair competition under the Lanham Act and under state law, and tortious interference with actual and prospective contractual relations; Proxim's counterclaims in the Delaware Action were dismissed before trial, except for Proxim's infringement counterclaim, which proceeded to trial on September 16, 2003; on September 29, 2003, a jury rendered a verdict in Symbol's favor with respect to Proxim's claim of infringement of the '634 Patent, and Proxim's infringement claim was thereafter dismissed; and

      WHEREAS, following a trial held from September 8 through September 12, 2003 on Symbol's claims of infringement, a jury rendered a verdict in Symbol's favor, finding that Proxim's OpenAir and 802.11 products infringed the '183 Patent and the '441 Patent, finding that Symbol is entitled to damages for past infringement based upon a six percent (6%) royalty rate, and finding that Proxim's OpenAir and 802.11 products do not infringe the `461 Patent; and

      WHEREAS, on July 28, 2004, the Court issued an Order in the Delaware Action requiring Proxim to pay $22,865,447 in damages, and awarding Symbol prejudgment interest in the amount of $3,052,192; on August 4, 2004, a Judgment was entered consistent with the Court's Order awarding damages and interest to Symbol (the "Judgment"); and

      WHEREAS, to avoid the time and expense of further litigation, and in compromise of the disputed claims set forth herein, Symbol and Proxim now desire to resolve the claims brought against one another by final settlement and compromise.

      NOW, THEREFORE, in consideration of the following rights and obligations granted and undertaken by the parties and for other good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged, the parties agree as follows:

I.    Definitions.

      "Patent Assignment Agreements" shall mean those certain Patent Assignment Agreements to be entered into concurrently by the parties in the form set forth in Attachments C and D to this Settlement Agreement.

      "Patent Cross License Agreement" shall mean that certain Patent Cross License Agreement to be entered into concurrently by the parties in the form set forth in Attachment B to this Settlement Agreement.

      "Subsidiary" of a party hereto shall mean a corporation, company or other entity: (a) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled, directly or indirectly, by a party hereto, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists; or (b) which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, but more than fifty percent (50%) of whose ownership interest representing the right to make the decisions for such corporation, company or other entity is now or hereafter, owned or controlled, directly or indirectly, by a party hereto, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

      Any terms not defined herein, which have been defined in Section 1 (Definitions) of the Patent Cross License Agreement, shall have the same meaning as that ascribed in the Patent Cross License Agreement.

II.   Discontinuance.

      a. Within three (3) court days after the Effective Date, Symbol and Proxim shall cause their respective counsel to execute and file a Stipulation and Order discontinuing all pending and further proceedings in the Delaware Action in the form attached hereto as Attachment A-1, and cooperate in proceeding with any and all other or additional procedures needed to effectuate the discontinuance of all pending proceedings in the Delaware Action. Upon filing the Stipulation and Order, neither Symbol nor its Subsidiaries shall take any action whatsoever against Proxim, its Subsidiaries, or its or their successors or assigns arising from, included in or relating to the Delaware Action, and shall not seek any relief of any kind as against Proxim, its Subsidiaries, or its or their successors or assigns arising from, included in or relating to the Delaware Action, except as expressly provided in this Settlement Agreement. The parties acknowledge and agree that this Settlement Agreement is enforceable according to its terms with respect to discontinuance of pending and further proceedings in the Delaware Action.

      b. Each of the parties shall cause their respective counsel to file a satisfaction of judgment in the Delaware Action, in the form attached hereto as Attachment A-2.

      c. This Settlement Agreement is for settlement purposes and shall not constitute an admission or concession of any claims or defenses. Each party's obligations with respect to the Delaware Action, and satisfaction of the Judgment, are expressly set forth in this Settlement Agreement, the Patent Cross License Agreement, and the Patent Assignment Agreement and neither party shall have any other obligations or liability to the other party in connection with the Delaware Action or the Judgment.

III.  Lump Sum Payments to Symbol.

      a. In consideration of the release granted to Proxim under Section 3.1 of the Patent Cross License Agreement with respect to products sold prior to October 1, 2003, and in full satisfaction of the Judgment, Proxim agrees to make lump sum payments to Symbol totaling twenty-two million dollars (US $22,000,000) as follows: eight (8) payments of two million five hundred thousand dollars (US $2,500,000), followed by two (2) payments of one million dollars (US $1,000,000). The first payment shall be made no later than September 30, 2004. The nine (9) subsequent payments shall be made no later than December 31, 2004; March 31, 2005; June 30, 2005; September 30, 2005; December 30, 2005; March 31, 2006; June 30, 2006; September
            29, 2006 and December 29, 2006, respectively.

      b. As a royalty payment for Proxim Licensed Products (as defined in the Patent Cross License Agreement) sold after October 1, 2003 and prior to the Effective Date, and in consideration of the release granted to Proxim for such Licensed Products under Section 3.1 of the Patent Cross License Agreement, Proxim agrees to make lump sum payments to Symbol totaling seven hundred fifty thousand dollars (US $750,000) as follows: a first payment of five hundred thousand dollars (US $500,000) no later than September 29, 2006 (accompanying the ninth payment under Section III(a) above) and a second payment of two hundred fifty thousand dollars (US $250,000) no later than December 29, 2006 (accompanying the tenth payment under Section III(a) above).

      c. The payments under Sections III (a) and (b) above shall be made by electronic fund transfer to the Chase Manhattan Bank, 395 North Service Road, Melville, NY 11747, Account Name: Symbol Technologies, Inc. Account Routing No. 021000021, Account No. 209339071, or such other account as Symbol may specify by written notice to Proxim reasonably in advance of a payment.

      d.    In the event that any payment set forth in the paragraphs III (a) or
            (b) is not made on or before its due date (a "Missed Payment"), Symbol may give written notice to Proxim of such Missed Payment. If Proxim fails to pay the Missed Payment within thirty (30) days of such written notice, Proxim shall pay immediately an amount of twenty-five million, nine hundred seventeen thousand, six hundred, sixty-nine dollars (US $25,917,669) minus lump sum payments previously paid pursuant to Section III (a) or (b) hereof (the "Net Amount Due"), plus interest on the Net Amount Due calculated at the annual average 3-month U.S. T-bill rate for the period from August 4, 2004 (the date of entry of the Judgment in the Delaware Action) to the date of this payment. Such payment shall be in lieu of, and not in addition to, any further payments under Sections III(a) and III(b) of this Settlement Agreement.

IV.   Patent Cross License Agreement and Assignment of Intellectual Property.

      a. Concurrently with this Settlement Agreement, Proxim and Symbol shall execute and deliver the Patent Cross License Agreement attached to this Agreement, identified as Attachment B, Patent Cross License Agreement.

      b. Concurrently with this Settlement Agreement, the parties shall execute and deliver the Patent Assignment Agreements attached to this Settlement Agreement as Attachments C and D, under which Proxim shall transfer title to the patents and patent applications listed in Schedule A of each of the Patent Assignment Agreements ("Assigned Patents"). Symbol agrees that it shall take title to the Assigned Patents subject to any existing nonexclusive licenses that have been granted by Proxim. Proxim represents that it has identified to Symbol all of its patents and patent applications that claim priority to the Assigned Patents. It is understood, however, that the Assigned Patents only include those patents and patent applications expressly listed on Schedule A of the Patent Assignment Agreements and that Proxim shall retain ownership of U.S. Patents 5,804,060 and 6,075,812 and all other Proxim patents and patent applications that are not listed on Schedule A of the Patent Assignment Agreements. Upon the request of Symbol with respect to a particular entity, Proxim will use reasonable efforts to confirm whether or not the entity has been licensed under the Assigned Patents. It is understood that U.S. Patent Application 09/457,624 (the "'624 Application") listed on Schedule A of the Patent Assignment Agreements may have been unavoidably or unintentionally abandoned. In the event that the '624 Application has been abandoned and cannot be revived, then Proxim agrees to assign to Symbol ownership of either U.S. patent application 10/155,794 (the "'794 CIP"), which is a continuation-in-part of the '624 Application, or a continuation of the '794 CIP, with the right for Symbol to pursue patent claims directed solely at subject matter that is fully disclosed in, and entitled to the priority date of, the

            '624 Application ("'624 Priority Claims"). In such event, Proxim shall have the right to retain ownership of either the '794 CIP or a continuation of the '794 CIP to pursue patent claims that are not '624 Priority Claims. Neither party makes any representations or warranties except as expressly set forth herein, in the Patent Cross License Agreement, and in the Patent Assignment Agreements, and each party specifically disclaims any implied warranties of any kind.

      c. Proxim shall execute any further documents and provide any further information, at Symbol's request and expense, reasonably required for Symbol to secure, protect and enforce its rights to the Assigned Patents as set forth in the Patent Assignment Agreements.

      d. In the event of a conflict between the terms of the Patent Cross License Agreement and this Settlement Agreement, the terms of the Patent Cross License Agreement shall control. In the event of a conflict between the terms of the Patent Assignment Agreements and this Settlement Agreement, the terms of the Patent Assignment Agreements shall control.

V.    Disputes Under this Agreement.

      a. If a dispute arises out of this Settlement Agreement, or the interpretation, breach, termination or validity thereof, each of the parties agrees to first request a meeting of senior management of the parties in a written notice that references this paragraph. That meeting shall occur at a mutually agreeable time within forty-five
            (45) days of any such written notice.

      b. Neither party shall assert any claim of laches, waiver, estoppel or the like based on the time elapsed by following this procedure.

      c. If the dispute is unresolved in whole or in part, the parties will submit the unresolved dispute to binding arbitration under the Patent Arbitration Rules of the American Arbitration Association ("AAA") in effect as of the Effective Date of this Agreement if the dispute concerns matters solely of patent law; if it does not, the Commercial Arbitration Rules of the AAA in effect as of the Effective Date of this Agreement. The arbitrator shall be an attorney experienced with patent licensing and patent litigation settlements. Any remedy granted by the arbitrator shall be limited to that available at law and equity. The arbitrator shall have the authority to award attorneys' fees, if appropriate. Any award may be entered in any court having jurisdiction thereof. The parties agree that any arbitration pursuant to this Section 8.9 shall be conducted in Washington, D.C. unless otherwise mutually agreed. The parties, their representatives, other participants and arbitrators shall hold the existence, content and result of arbitration in confidence, except as otherwise required or advisable in connection with securities filings or otherwise required by law.

      d. This Settlement Agreement and matters connected with the performance thereof shall be construed, interpreted, applied and governed in all respects in accordance with the laws of the United States of America and the State of New York, without reference to conflict of laws principles.

      e. This Section V. shall not be construed as restricting or limiting either party's ability to immediately assert a license or other defense in any litigation or other proceeding against such party, such party's Subsidiaries, or its or their products or the resellers, distributors or customers of such products, regardless of jurisdiction or venue.

      f. Confidentiality. The parties agree that all provisions, terms, and conditions of this Settlement Agreement are and will remain confidential, and they shall not disclose such terms under any circumstances to any person not a party hereto, except: (i) to Subsidiaries of the parties; (ii) with the prior written consent of the other party; (iii) to the extent such disclosure may be required or advisable in connection with securities filings or judicial proceedings or otherwise by applicable law, which may include filing a copy of this Settlement Agreement with the SEC in connection with securities filings; (iv) as may be required to a party's auditors, insurers, bankers, legal counsel and other legal and financial advisors; (v) to a third party in connection with a potential merger or acquisition by, of or with the party, or any other potential change of control of a party; (vi) to a party's customers and suppliers with respect to the products and patents for which a party is licensed or has a covenant; and (vii) Symbol may disclose to prospective licensees under the `183 and `441 patents, that Symbol has granted a license to Proxim for consideration valued by Symbol at an amount no less than a six percent (6%) royalty. Notwithstanding the foregoing, the parties in any case may state that the Delaware Action has been settled and that certain rights and obligations have been exchanged between the parties and each party may issue a press release relating to this Settlement Agreement subject to prior written approval by the other party to the Settlement Agreement, such approval not to be unreasonably withheld. In any event, each party's SEC filings and press release may state, at such party's option, any or all of the following information and any other information required or advisable under applicable law or regulation: Proxim will make payments to Symbol totaling at least twenty-two million seven hundred fifty thousand dollars (US $22,750,000); Symbol has granted a license to Proxim under certain Symbol patents; the consideration provided by Proxim is valued by Symbol at an amount no less than a royalty rate of six percent (6%); and that such consideration includes a running royalty of two percent (2%) of net revenues for licensed products, the assignment of certain Proxim patents and patent applications to Symbol and a grant of a license to certain Proxim patents to Symbol.

VI.   Miscellaneous.

      a. Entire Agreement. This Agreement together with the Patent Cross License Agreement and the Patent Assignment Agreements represent the only agreement of the parties with respect to the Delaware Action and matters set forth herein and supersedes any and all prior oral and written statements with respect thereto. This Settlement Agreement may be altered or amended only by a writing signed by officers of both parties.

      b. Counterparts. This Agreement may be executed in two or more counterparts, each of which is deemed an original, but all of which together constitute one and the same instrument.

      c. Headings. The headings of sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

      d. Assignability. Except as otherwise set forth herein, this Settlement Agreement and any rights or obligations hereunder shall not be assignable by contract, merger, application of law or otherwise except that this Agreement may be assigned by either party in connection with a sale of all or substantially all of the assets of the party (by merger, sale of stock, sale of assets or otherwise) to which this Settlement Agreement relates, except in the case of such assignment the rights and obligations under the Patent Cross License Agreement shall be as specified in the Patent Cross License Agreement. Subject to the foregoing, this Settlement Agreement shall inure to the benefit of the successors and permitted assigns of the parties.

      e. Notices. Notices and other communications shall be sent by facsimile or by registered or certified mail to the following addresses:

For Proxim:                                For Symbol:

Richard J. Tallman                         Peter M. Lieb
Sr.Vice President, Administration          Sr.Vice President, General Counsel,
  and General Counsel                        and Secretary
Proxim Corporation                         Symbol Technologies, Inc
935 Stewart Drive                          One Symbol Plaza
Sunnyvale, CA  94085                       Holtsville, NY  11742
Tel:  (408) 731-2608                       Tel:  (631) 738-4765
Fax:  (408) 731-3680                       Fax:  (631) 738-5980

With a copy to:                            With a copy to:

Robert G. Day                              Eric J. Lobenfeld
Wilson Sonsini Goodrich                    Hogan & Hartson L.L.P.
  & Rosati                                 875 Third Avenue
650 Page Mill Road                         New York, NY  10022
Palo Alto, CA  94304                       Tel: (212) 918-3000
Tel: (650) 493-9300                        Fax: (212) 918-3100
Fax: (650) 493-6811

      Such notices shall be deemed to have been served when received by addressee or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery. Either party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such party as above provided at such changed address.

      f. The parties agree that they shall bear their own costs and attorneys' fees relating to the Delaware Action, including expert fees and court costs, provided, however, that Symbol retains, and does not waive, its right to seek indemnification from Intersil, Inc. and Choice-Intersil Microsystems, Inc. of such fees and costs.

      IN WITNESS WHEREOF, the parties have themselves, by their duly authorized representative, caused this Agreement to be executed as of the Effective Date:

PROXIM CORPORATION                    SYMBOL TECHNOLOGIES, INC.

By: /s/ Kevin J. Duffy                By: /s/ Peter M. Lieb
    -----------------------                ---------------------
Name: Kevin J. Duffy                  Name: Peter M. Lieb
Title: President and COO              Title: Sr. Vice President, General Counsel
                                        and Secretary

PROXIM WIRELESS NETWORKS, INC.

By: /s/ Michael D. Angel
    -----------------------
Name: Michael D. Angel
Title: President and CEO

                     SIGNATURE PAGE TO SETTLEMENT AGREEMENT

                                 ATTACHMENT A-1

                       IN THE UNITED STATES DISTRICT COURT
                          FOR THE DISTRICT OF DELAWARE

SYMBOL TECHNOLOGIES, INC.,                  )
                                            )
                  Plaintiff,                )
                                            )
              v.                            )
                                            )       C.A. No.01-801-SLR
PROXIM INCORPORATED,                        )
                                            )
                  Defendant.                )

                              STIPULATION AND ORDER

      WHEREAS, Plaintiff Symbol Technologies, Inc. ("Symbol") and Defendant Proxim Incorporated ("Proxim") have resolved this action pursuant to a settlement agreement.

      Symbol and Proxim hereby stipulate, subject to the approval of the Court, that all pending motions are withdrawn and all further proceedings in this action be discontinued with prejudice.

BOUCHARD MARGULES                          POTTER ANDERSON & CORROON LLP
& FRIEDLANDER, P.A.
                                           By: ____________________________
By: ____________________________
  Andre G. Bouchard (#2504)                   Richard L. Horwitz (#2246)
  Karen L. Pascale (#2903)                    David E. Moore (#3983)
  222 Delaware Avenue, Suite 1400             Hercules Plaza, 6th Floor
  Wilmington, DE 19801                        1313 North Market Street
  (302) 573-3500                              Wilmington, DE 19899
                                              (302) 984-6000

  Attorneys for Plaintiff
                                              Attorneys for Defendant

            IT IS SO ORDERED this ____ day of _______________, 2004.

                                              _____________________________
                                              United States District Judge

                       IN THE UNITED STATES DISTRICT COURT

                          FOR THE DISTRICT OF DELAWARE

  SYMBOL TECHNOLOGIES, INC.                    )
                                               )
                    Plaintiff,                 )
                                               )
           v.                                  )         C. A. No. 01-801-SLR
                                               )
  PROXIM INCORPORATED                          )
                                               )
                    Defendant                  )

                            SATISFACTION OF JUDGMENT

            Plaintiff Symbol Technologies, Inc. ("Symbol") and Defendant Proxim Incorporated ("Proxim") hereby stipulate and agree that, judgment having been entered in favor of Symbol and against Proxim on August 4, 2004 (D.I. 353), and provision for payment by and on behalf of Proxim and receipt by Symbol pursuant to a settlement agreement by and between the parties, the record shall reflect that the judgment has been satisfied.

BOUCHARD MARGULES &                        POTTER ANDERSON & CORROON LLP
FRIEDLANDER, P.A.

By: __________________________             By: __________________________
      Andre G. Bouchard (#2504)                 Richard L. Horwitz (#2246)
      Karen L. Pascale (#2903)                  David E. Moore (#3983)
      222 Delaware Avenue, Suite 1400           Hercules Plaza, 6th Floor
      Wilmington, Delaware 19801                1313 North Market Street
      (302) 573-3500                            Wilmington, Delaware 19899-0951
                                                (302) 984-6000
      Attorneys for Plaintiff                    Attorneys for Defendant

       IT IS SO ORDERED this ____ day of __________________________2004.

                                      _______________________________________
                                      United States District Judge

        ATTACHMENT B TO SETTLEMENT AGREEMENT TO BETWEEN PROXIM AND SYMBOL

                         PATENT CROSS LICENSE AGREEMENT

      This Patent Cross License Agreement ("Agreement") dated September 13, 2004 ("Effective Date") by and between Proxim Corporation, a Delaware corporation, and Proxim Wireless Networks, Inc., a Delaware corporation, formerly known as Proxim, Inc., (collectively "Proxim"), with their principal place of business at 935 Stewart Drive, Sunnyvale, CA 94085, and Symbol Technologies, Inc., a Delaware corporation ("Symbol"), with its principal place of business at One Symbol Plaza, Holtsville, New York 11742.

      Each of the parties (as "Grantee") desires to acquire certain licenses and covenants under patents of the other party (as "Grantor"). In consideration of the promises and mutual covenants herein contained, Proxim and Symbol agree as follows:

SECTION 1. DEFINITIONS

"Assert" means to initiate or pursue an action of any nature before any legal, judicial, arbitration, administrative, executive or other type of body or tribunal that has or claims to have authority to adjudicate such action in whole or in part. Examples of such body or tribunal include, without limitation, United States State and Federal Courts, the United States International Trade Commission and any foreign counterparts of any of the foregoing.

"Authorized Copy (Copies)" means a software program copied from a Master Copy by a third party under written authorization to such third party to make copies of such Master Copy for its own use or for further Distribution (by transmission or other distribution means).

"Covenant Period" means a period commencing upon the Effective Date and ending five (5) years after the Effective Date.

"Distribute" means lease, sell, or otherwise transfer.

"Existing Products" means products that, as of a given date, either (i) have been sold or offered for sale by a given entity or its Subsidiary, or (ii) are under development by an entity or any of its Subsidiaries as of the given date and are sold or offered for sale within twelve (12) months after the given date.

"Follow On Products" means products that are error corrections, bug fixes, extensions, new releases, new versions, and follow-on products of the same type and nature as Existing Products.

"Master Copy" means a software program distributed by Grantee to a third party with written authorization to such third party to make copies of such software program for its own use or for further Distribution (by transmission or other distribution means).

"Net Product Revenues" means the portion of gross revenues recognized by Proxim that are attributable to the sale of Licensed Products net of returns, credits, rebates, allowances, commodity taxes, value added taxes, sales taxes, commissions, customs, duties and packing and shipping charges. Net Product Revenues specifically excludes revenues recognized by Proxim for maintenance and warranty services, software upgrades and error corrections, consulting, non-recurring engineering and other charges that are not attributable to the sale of Licensed Products.

"Networking Product" means any product that provides as its primary function any OSI layer 1 (physical), OSI layer 2 (datalink) or other networking layer functionality for any type of network (including local (LAN), storage area network (SAN), wide (WAN), metropolitan (MAN) or personal (PAN) area networks) via any medium or media whatsoever, and via any protocol or protocols whatsoever, including without limitation Ethernet, Fast Ethernet, Gigabit Ethernet, 10 Gigabit Ethernet, 802.11, 802.13, cable, DSL, satellite, GPRS, 802.16a, 802.20, Bluetooth, EDGE, Ultrawideband and the like.

"Patents" means all patents worldwide, including utility models and typeface design patents (but not including any other design patents or registrations) and all applications for any of the foregoing, including without limitation continuations, continuations-in-part, reexaminations, extensions, and any patents reissuing on any of the foregoing.

"Performance of Business Processes" means advising, servicing, or operating all or part of an enterprise or organization.

"Proxim Licensed Products" means all Networking Products Distributed, or offered for distribution, by Proxim or its Subsidiaries as its own product (including products of Proxim's design on a private label basis for third parties), or offered by Proxim or its Subsidiaries for lease, sale, or other transfer as its own product; that would, in the absence of the license granted hereunder, infringe one or more Valid Claims of the Symbol Licensed Patents in the country of manufacture or sale; provided, however, that if Proxim excludes products from royalties by reason of the country of manufacture and sale, Proxim shall be required to retain records under Section 4.3 documenting the country of manufacture and sale of such products. Notwithstanding the foregoing, Proxim Licensed Products do not include integrated circuit devices sold on a standalone basis that are either designed or marketed for incorporation into third party products.

"Proxim Licensed Patents" means all Patents that:

(a)   are owned by Proxim as of the Effective Date; and

(b) under which patents or the applications therefor Proxim or any of its Subsidiaries has as of the Effective Date the right to grant licenses to any third party of or within the scope granted herein without such grant or the exercise of rights thereunder resulting in the payment of royalties or other consideration by Proxim or its Subsidiaries to third parties (except for payments among Proxim and its Subsidiaries, and payments to third parties for inventions made by said third parties while employed by Grantor or any of its Subsidiaries).

Proxim Licensed Patents include said patent applications owned by Proxim as of the Effective Date and continuations, continuations-in-part of said applications, reexaminations, extensions, and any patents reissuing on any of the aforesaid patents.

Proxim Licensed Patents include patents and patent applications for all inventions that have been described in a written report (including in electronic form) as of the Effective Date in accordance with Proxim's standard invention reporting policy, including but not limited to, invention disclosure type documents.

"Settlement Agreement" means that certain Settlement Agreement between the parties being entered into concurrently herewith.

"Subsidiary" of a party hereto or of a third party means a corporation, company or other entity:

(a) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled, directly or indirectly,
                                      B - 3
      by a party hereto or such third party, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists; or

(b) which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, but more than fifty percent (50%) of whose ownership interest representing the right to make the decisions for such corporation, company or other entity is now or hereafter, owned or controlled, directly or indirectly, by a party hereto or such third party, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

"Symbol Licensed Patents" means US Patents 5,029,183 and 5,479,441 and all Patents worldwide taking priority therefrom.

"Symbol Grantback Patents" means all Patents and patent applications assigned by Proxim to Symbol pursuant to the Settlement Agreement (including, without limitation, U.S. Patent No. 6,473,449 and U.S. Patent Application No. 09/457,624) and all Patents worldwide taking priority therefrom.

"Symbol Licensed Products" means all products Distributed or offered for distribution by Symbol or its Subsidiaries as its own product (including products of Symbol's design on a private label basis for third parties), or offered by Symbol or its Subsidiaries for lease, sale, or other transfer as its own product; provided, however, that Symbol Licensed Products do not include integrated circuit devices sold on a standalone basis that are either designed or marketed for incorporation into third party products.

"Valid Claim" means a claim of an issued Symbol Licensed Patent that has not been held invalid or unenforceable by a final decision or decree of a court or other governmental agency of competent jurisdiction.

"Warburg Entities" means Warburg Pincus LLC, its Subsidiaries, officers, directors and employees.

SECTION 2. GRANTS OF RIGHTS

2.1.1 Proxim, as Grantor, on behalf of itself and its Subsidiaries grants to Symbol, as Grantee, a royalty-free nonexclusive and worldwide license under Proxim Licensed Patents:

(a) to make (including the right to use any apparatus and practice any method in making), use, import, offer for sale, lease, sell and/or otherwise transfer Symbol Licensed Products;

(b) to have Symbol Licensed Products made by another manufacturer for the use, importation, offer for sale, lease, sale and/or other transfer by Symbol or its Subsidiaries only when the conditions set forth in Section 2.2 are met; and

(c) to use any apparatus and practice any method in connection with the Performance of Business Processes for itself or third parties.

2.1.2 Symbol, as Grantor, on behalf of itself and its Subsidiaries grants to Proxim, as Grantee, a royalty bearing nonexclusive and worldwide license under Symbol Licensed Patents:

(a) to make (including the right to use any apparatus and practice any method in making), use, import, offer for sale, lease, sell and/or otherwise transfer Proxim Licensed Products;

(b) to have Proxim Licensed Products made by another manufacturer for the use, importation, offer for sale, lease, sale and/or other transfer by Proxim or its Subsidiaries only when the conditions set forth in Section 2.2 are met; and

(c) to use any apparatus and practice any method in connection with the Performance of Business Processes for itself or third parties.

2.2 The license granted in Section 2.1.1(b), 2.1.2(b) and 2.15(b) to Grantee to have products made by another manufacturer:

(a) shall only apply to products made for sale back to Grantee or its Subsidiaries; and

(b) shall only apply to Grantee Licensed Products and/or portions thereof for which the specifications were furnished by Grantee (either solely or jointly with one or more third parties) or for Grantee or for which the designs are owned or licensed by Grantee; and

(c) shall not apply to any products in the form manufactured or marketed by said other manufacturer prior to Grantee's furnishing of said specifications.

Unless Grantee informs Grantor to the contrary, Grantee shall be deemed to have authorized said other manufacturer to make Grantee's Licensed Products under the license granted to Grantee in this section when the conditions specified in this Section

2.2 are fulfilled. In response to a written request identifying a product and a manufacturer, Grantee shall in a timely manner inform Grantor whether or not particular products are manufactured pursuant to the license granted in Section 2.1.1(b), 2.1.2(b) or 2.15(b).

2.3 Except as expressly provided herein, no license or immunity is granted under this Agreement by either party, either directly or by implication, estoppel or otherwise to any third parties acquiring Licensed Products from either party for the combination of such acquired Licensed Products with other items or for the use of such combination, except where there is no substantial use of such Licensed Products other than in such combination or through such method of use.

2.4 Subject to Section 2.5, the licenses granted herein shall include the right of Grantee to grant sublicenses to its Subsidiaries existing on or after the Effective Date, which sublicenses may include the right of sublicensed Subsidiaries to sublicense other Subsidiaries of said party. No sublicense shall be broader in any respect at any time during the life of this Agreement than the license held at that time by the party that granted the sublicense.

2.5 A sublicense granted to a Subsidiary shall terminate on the earlier of:

(a)   the date such Subsidiary ceases to be a Subsidiary; and

(b) the date of termination or expiration of the license of the party or Subsidiary that granted the sublicense.

If a Subsidiary ceases to be a Subsidiary and holds any patents under which a party hereto is licensed, such license shall continue for the term defined herein.

2.6 The Grantee's Licensed Products do not include products manufactured by a Grantee as a foundry or contract manufacturer for a third party where such third party provides the detailed specifications for such products (without participation in development by Grantee or its Subsidiaries) and the Grantee manufactures such products in accordance with such specifications for sale back to such third party. This Section 2.6 shall not be construed as restricting Licensed Products from including engineering changes and customizations made by Grantee for a third party.

2.7 If, subsequent to the Effective Date, a party (the "Transferring Party") either: (i) transfers a product line to a third party without transferring a Subsidiary to said third party; or (ii) spins off a Subsidiary (either by disposing of it to a third party or in some other manner reducing ownership or control so that the spun-off entity is no longer a Subsidiary); and if such transfer or spin off includes at least one marketable product line and tangible assets having a net value of at least twenty million US dollars ($20,000,000.00), then after written request to the other party hereto jointly by the Transferring Party and either: (i) such third party in the case of a transfer; or (ii) such ex-Subsidiary in the case of a spin off; and where, in either case, such request is within sixty (60) days following the transfer or spin off, the other party hereto shall grant a license under the same terms as the license granted to the Transferring Party herein under the Grantor's Licensed Patents and, if applicable, the Grantor's Grantback Patents for the field of such product to such third party or such ex-Subsidiary, (the "Recipient") provided that:

(a) such field shall not be defined more broadly than the scope of the license granted herein to the Transferring Party, nor more broadly than necessary to cover the Existing Products of the Transferring Party being transferred or spun off, and Follow On Products to those Existing Products;

(b) the license shall not apply to any Existing Products of any third party transferee;

(c) the license granted shall be limited in the twelve (12) months immediately following such transfer or spin off to a volume of licensed products having gross revenue attributable to such licensed products up to a maximum revenue cap equal to no more than the gross revenue attributable to such products by said party and its Subsidiaries in the twelve (12) months preceding such transfer or spin off plus twenty percent (20%); and shall be limited, in each of the successive twelve-month periods following such transfer or spin off, to a volume of licensed products having gross revenue attributable to such licensed products up to a maximum revenue cap equal to no more than the maximum revenue cap for the prior twelve (12) months plus twenty percent (20%);

(d) this Section 2.7, Section 3, and Section 4 shall be omitted from the license granted to the Recipient; and

(e) the license granted to the Recipient shall terminate if the license granted to the Transferring Party terminates or is terminated for any reason.

Notwithstanding the foregoing provisions of this Section 2.7, the assignment of this Agreement or a Change of Control of a party (as defined under Section 5) shall not be considered to be a transfer of a product or a spin off of a Subsidiary under this Section 2.7, and shall be governed by Sections 5 and 8.1.

2.8 For purposes of this Agreement, an Authorized Copy shall be deemed to have been Distributed by the Grantee that Distributed the Master Copy from which the Authorized Copy was copied, provided such Authorized Copy is used or Distributed under a brand name of Grantee.

2.9 Where a third party uses an apparatus or practices a method in Performance of Business Process, and such third party is acting on behalf of, and as subcontractor to, a Grantee in connection with a contract that obligates the Grantee to provide such Performance of a Business Process for a Grantee customer, such use or practice shall be deemed to have been performed by Grantee.

2.10 If a Grantee or any of its Subsidiaries purchases a product of a third party (including, without limitation, integrated circuits, boards, hardware assemblies, subsystems and the like) for use as part of a board, subsystem or system product ("System Level Product") that qualifies as a Licensed Product of Grantee or any of its Subsidiaries (other than with respect to the third party product(s) used therein), then the Grantor and its Subsidiaries hereby agree not to Assert any claim of infringement of any Licensed Patents against (i) such Grantee or any of its Subsidiaries for the manufacture, use, import, offer for sale and/or sale of the respective third party product as part of such System Level Product; or (ii) any distributor (direct or indirect), reseller (direct or indirect) or customer (direct or indirect) of Grantee or any of its Subsidiaries with respect to the System Level Product for the use, import, offer for sale and/or sale of the respective third party product as a part of such System Level Product. It is expressly acknowledged and agreed, however, that each party reserves the right to bring a suit for patent infringement against the respective third party supplier with respect to any units other than those sold to the Grantee or its Subsidiaries for use as part of its System Level Products.

2.11 Each party and its Subsidiaries agrees that it shall not Assert any claim against the other party or any of its Subsidiaries for contributory infringement, inducement of infringement or other indirect infringement of any Patents licensed or subject to a covenant to the other party or any of its Subsidiaries under this Agreement, where such claim would be based in any part or in any way upon (a) any activity that is licensed or subject to a covenant under this Agreement, or (b) the provision of instructions or reference designs related to the Networking Products of such other party or its Subsidiaries. The parties agree that the foregoing sentence does not, and shall not, in any way limit the rights of either party or its Subsidiaries to assert claims of direct or indirect infringement against third parties.

2.12 During the Covenant Period, each party and each of its Subsidiaries hereby agrees not to Assert any claim alleging infringement by any of the other party's or its Subsidiaries' products within the scope of the licenses and covenants set forth in Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.6, 2.7, 2.8, 2.9, 2.10 and 2.11
above, except that for purposes of such covenant the Grantor's Licensed Patents shall include all Patents of Grantor and its Subsidiaries, the Grantee's Licensed Products shall include all products of Grantee and its Subsidiaries, and the covenant shall be royalty free for both parties and their Subsidiaries. Each party agrees that no damages or liabilities shall accrue for any activities conducted within the scope of the covenants set forth in this Section 2.12 during the Covenant Period and each party and its Subsidiaries irrevocably releases, acquits and forever discharges the other party, its Subsidiaries and its and their respective employees, officers, directors, agents, representatives, and its and their manufacturers (direct or indirect), distributors (direct or indirect), resellers (direct or indirect) and customers (direct or indirect) from any and all claims or liabilities of any kind and nature, at law, in equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed within the scope of the covenants set forth in this Section 2.12.

2.13 If either party or any of its Subsidiaries assigns (directly or by operation of law) ownership of any rights under any Patents to a third party not bound by the foregoing covenants set forth in Sections 2.10, 2.11 and 2.12, then effective immediately prior to such assignment, such party and its Subsidiaries agree that the other party and its Subsidiaries shall have a nonexclusive, nontransferable license, without right of sublicense, under such assigned Patents of the same terms, scope and duration as that intended by the above covenants. If a party or any of its Subsidiaries transfers a product line or spins off a Subsidiary as described in Section 2.7 or assigns this Agreement under Section 5 or 8.1, then the covenants in Sections 2.10, 2.11 and 2.12 shall apply to the respective transferee or assignee with respect to the transferred or assigned products (including both Existing

Products and Follow On Products) in the same manner as described in Sections 2.7 and 5 with respect to Licensed Products.

2.14 For a period of two (2) years following the Covenant Period (the "Transition Period"), each party and its Subsidiaries shall follow the procedures below before Asserting any claim of Patent infringement that would have been within the scope of the covenant set forth in Section 2.12 during the Covenant Period:

(a) The party that desires to Assert such claim shall first notify the other party in writing of the nature of the dispute, specifying such dispute in reasonable detail;

(b) A member of the executive management team of each party will meet in person within twenty one (21) days of the delivery of such written notice and attempt to resolve such dispute in good faith;

(c) In the event that the executives are unable to resolve such dispute, then the parties shall submit such dispute to non-binding mediation within twenty one (21) days. The parties will share equally in the costs for the mediation; and

(d) The party that desires to Assert such claim shall only do so after attempting to resolve such dispute through escalation and mediation as described above.

2.15 Symbol, as Grantor, on behalf of itself and its Subsidiaries grants to Proxim, as Grantee, a non-terminable, royalty free nonexclusive and worldwide license under Symbol Grantback Patents:

(a) to make (including the right to use any apparatus and practice any method in making), use, import, offer for sale, lease, sell and/or otherwise transfer any and all products;

(b) to have any and all products made by another manufacturer for the use, importation, offer for sale, lease, sale and/or other transfer by Proxim or its Subsidiaries only when the conditions set forth in Section 2.2 are met;

(c) to use any apparatus and practice any method in connection with the Performance of Business Processes for itself or third parties; and

(d) to grant sublicenses to third parties for products based on designs substantially developed by or for Proxim or its Subsidiaries and licensed by Proxim or its Subsidiaries to such third party (including without limitation designs licensed prior to the Effective Date) where Proxim or its Subsidiaries provide software or other components used in such products.

The license set forth in this Section 2.15 (and any sublicenses granted hereunder) shall be subject to the terms set forth in Sections 2.2, 2.3, 2.4, 2.5, 2.6, 2.7, 2.8, 2.9, 2.10 and 2.11, except that the Grantee Licensed Products shall include all products Distributed by Grantee (including, without limitation, third party products that Grantee Distributes on an OEM or private label basis under its own brand name), and the Grantor Licensed Patents shall be limited to the Symbol Grantback Patents.

SECTION 3. RELEASES

3.1 Each party (as "Releasor") on behalf of itself and its Subsidiaries which are Subsidiaries on the Effective Date, irrevocably releases, acquits and forever discharges the other party, its Subsidiaries which are Subsidiaries on the Effective Date and its and their respective employees, officers, directors, agents, representatives, and its and their manufacturers (direct or indirect), distributors (direct or indirect), resellers (direct or indirect) and customers (direct or indirect) from any and all claims or liabilities of any kind and nature, at law, in equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (i) arising from, included in or relating to the Delaware Action (as defined in the Settlement Agreement), and (ii) for any and all claims of infringement of Patents (whether direct, contributory or by inducement, and whether or not willful) by the manufacture, having manufactured, use, sale, offer for sale or import of the such other party's and its Subsidiaries' products prior to the Effective Date. This release does not release Proxim from its obligation to make payments as expressly provided in
Section IV of the Settlement Agreement.

3.2 The release contained herein shall not apply to any person other than the persons named in this Section 3.

3.3 The licenses and covenants set forth in this Agreement shall constitute a full and complete defense to any Assertion within the scope of such licenses or covenants.

SECTION 4. PAYMENT

4.1 Except as otherwise set forth in Section 4.2 below, in consideration of the license granted in Section 2.1.2 above, Proxim shall pay Symbol a royalty of two percent (2%) of the Net Product Revenue of Proxim Licensed Products, for all Proxim Licensed Products Distributed from the Effective Date through June 29, 2009. No royalties shall accrue after June 29, 2009. The parties acknowledge, solely for the purposes of this

Agreement, that the consideration provided by Proxim for the Symbol Licensed Patents is valued by Symbol to amount to no less than six percent (6%) of the Net Product Revenue of Proxim Licensed Products, and that Proxim has paid partial consideration toward the value of the licenses granted hereunder by way of transfer to Symbol of valuable patent rights, and the remainder of such value for the licenses granted hereunder by way of the two percent (2%) running royalty provided herein and by way of the license granted by Proxim to Symbol herein.

4.2 In the event that Proxim receives written notice of a Missed Payment pursuant to Section III(d) of the Settlement Agreement and fails to cure within thirty (30) days thereafter, the royalty rate for Proxim Licensed Products Distributed after the date of the notice of Missed Payment until the date of payment of the amounts that become due under Section III(d) of the Settlement Agreement shall increase from two percent (2%) to five percent (5%). After the required amounts are paid under Section III(d) of the Settlement Agreement, the royalty rate shall revert to two percent (2%) for all Licensed Products Distributed after the date of such payment.

4.3 Proxim shall pay Symbol within forty five (45) days of the end of each calendar quarter the royalties specified in Sections 4.1 and/or 4.2 hereof, as applicable, for Proxim Licensed Products Distributed in the preceding calendar quarter. Royalties for the period October 1, 2003 through the Effective Date shall be paid in accordance with the Settlement Agreement and no royalties shall be due under this Agreement for products Distributed prior to the Effective Date. Proxim shall deliver with each payment a royalty report providing the total Net Product Revenue and royalties due for the respective calendar quarter. Symbol shall keep such report confidential and shall only use such report for the purpose of confirming payments hereunder.

4.4 Symbol shall have the right, at its own expense and at a time during normal business hours and reasonably agreeable to Proxim (or its Subsidiaries, as applicable) (but not more than once in any twelve (12) month period), to cause a third party independent auditor reasonably acceptable to Proxim (or its Subsidiaries, as applicable) to inspect and audit the books and records of Proxim and its Subsidiaries in order to verify the royalties paid under this Agreement. All audits under this Section 4.4 shall be limited to records for royalties accruing no more than three (3) years prior to the time such audit is conducted. The auditor shall be required to execute a confidentiality agreement reasonably acceptable to Proxim and shall only disclose to Symbol whether Proxim has complied with its royalty obligations and, if not, the amount due. The audit shall be conducted at the expense of Symbol, but if any such audit reveals an underpayment of royalties by Proxim of seven and one half percent (7 1/2%) or more for any period, then Proxim shall promptly reimburse Symbol for the costs of the audit. Proxim shall pay any additional undisputed royalties determined to be owed within forty five (45) days of request, in addition to interest calculated at the annual average 3-month U.S. T-bill rate for the period from the due date to the date of payment (or the maximum rate permitted by law, whichever is less) of any delinquent amount. Any disputed amounts will be subject to arbitration under Section 8.9 below.

SECTION 5. TERM OF AGREEMENT; ACQUISITION OF A PARTY

5.1 The term of the licenses granted under this Agreement shall be from the Effective Date until the expiration of the last to expire of the Licensed Patents, unless earlier terminated under the provisions of this Agreement.

      In the event of a material breach by Proxim of its royalty payment obligation under Section 4 of this Agreement, Symbol may provide written notice of such breach to Proxim. Within forty five (45) days after such written notice from Symbol, Proxim may cure such breach or pay disputed amounts into escrow pending resolution of the dispute under Section 8.9 below. If Proxim has materially breached such payment obligation and does not cure or pay disputed amounts into escrow within such forty five (45) day cure period, then Symbol may terminate the license granted to Proxim under the Symbol Licensed Patents upon written notice to Proxim at any time prior to such breach being cured. In the event of such termination, all other rights and obligations of the parties shall remain in full force and effect. Except as expressly set forth above, the rights and licenses set forth in this Agreement shall be irrevocable and non-terminable for any reason.

5.2 As used herein, "Change of Control" means that a party (the "Acquired Party")(i) is acquired by a third party who Distributes Networking Products, becoming a Subsidiary of or merging into such third party, except to the extent that the holders of voting power of such party immediately prior to such transaction continue to hold at least fifty percent (50%) of the voting power of the resulting entity after such transaction; or (ii) assigns all or substantially all of the business or assets to a third party, except to the extent that the holders of voting power of such party immediately prior to such transaction continue to hold at least fifty percent (50%) of the voting power of the assignee after such transaction. Notwithstanding the foregoing, the purchase of stock of a party by financial investors (including any of the Warburg Entities) who are not in the business of Distributing Networking Products shall not constitute a Change of Control. In addition, in the event that Proxim assigns or otherwise transfers all or substantially all of its business or assets relating to its wireless local area network (LAN) products, Proxim shall have the right to assign this Agreement in connection with such transfer and to treat such transfer as a Change of Control for purposes of this Agreement.

5.3  In the event of a Change of Control:

(a) the Acquired Party shall promptly give notice of such acquisition to the other party; and

(b) the license granted to the Acquired Party under the Grantor's Licensed Patents and all sublicenses to the Grantor's Licensed Patents (if any) granted to the Acquired Party's remaining Subsidiaries shall automatically become limited to only Existing Products of the Acquired Party at the time of such Change of Control and Follow On Products thereto and shall not extend to the Existing Products or Follow On Products of any third party acquirer; and

(c) the license granted to the Acquired Party under the Symbol Grantback Patents, if applicable, and all sublicenses to the Symbol Grantback Patents (if any) granted pursuant to the terms of Section 2.15 herein shall remain in effect without modification;

(d) the licenses and covenants granted by each of the parties under this Agreement shall be limited solely to those Patents owned by each party and its Subsidiaries prior to the date of such acquisition and shall not extend to any Patents of the acquirer.

5.4 In no event may Proxim transfer the license and covenants granted herein to any of the following entities: PSC Inc.; HHP, Inc.; HHP-NC, Inc.; Metrologic Instruments Corp.; and Intermec Technologies Corp. and their respective Subsidiaries (each, a "Restricted Company"); provided, however, that this
Section 5.4 shall terminate with respect to a Restricted Company and its Subsidiaries if the respective entity is subject to a merger, acquisition or other transaction(s) in which the holders of voting power of such entity immediately prior to such transaction(s) do not continue to hold more than fifty percent

(50%) of the voting power of the resulting entity after such transaction(s).

SECTION 6. COMMUNICATION

6.1 Notices and other communications shall be sent by facsimile or by registered or certified mail to the following addresses:

           For Proxim:                              For Symbol:
           Richard J. Tallman                       Peter M. Lieb
           Sr. Vice President,                      Sr. Vice President,
             Administration and                       General Counsel, and
             General Counsel                          Secretary
           Proxim Corporation                       Symbol Technologies, Inc
           935 Stewart Drive                        One Symbol Plaza
           Sunnyvale, CA  94085                     Holtsville, NY  11742
           Tel: (408) 731-2608                      Tel:  (631) 738-4765
           Fax: (408) 731-3680                      Fax:  (631) 738-5980

           With a copy to:                          With a copy to:

           Robert G. Day                            Eric J. Lobenfeld
           Wilson Sonsini                           Hogan & Hartson L.L.P.
             Goodrich & Rosati                      875 Third Avenue
           650 Page Mill Road                       New York, NY  10022
           Palo Alto, CA  94304                     Tel: (212) 918-3000
           Tel: (650) 493-9300                      Fax: (212) 918-3100
           Fax: (650) 493-6811

Such notices shall be deemed to have been served when received by addressee or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery. Either party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such party as above provided at such changed address.

SECTION 7. [INTENTIONALLY OMITTED]

SECTION 8. MISCELLANEOUS

8.1 Neither party shall assign any of its rights or delegate any of its obligations under this Agreement. Any attempt to do so, by operation of law or otherwise, shall be void; provided, however, that each party shall have the right to assign this Agreement in connection with (i) a reorganization to its legal successor, provided that after the reorganization, the successor and its Subsidiaries will have essentially the same assets as such party and its Subsidiaries had prior to the reorganization; or (ii) the sale or transfer of all or substantially all of its business or assets, whether by sale, merger, operation of law, or otherwise in connection with a Change of Control subject to Section 5 above. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

8.2 Neither party shall use or refer to this Agreement or any of its provisions in any promotional activity.

8.3 Each party represents and warrants that it has the full right and power to grant the license and release set forth in Sections 2 and 3. Each party (as a Grantor) further represents and warrants that prior to the Effective Date, it has informed the other party of any Patent originating from inventions made by employees of Grantor or its Subsidiaries, which Patent is or was owned by Grantor or its Subsidiaries as of the Effective Date, and which patent, owing to prior arrangements with third parties, does not qualify as a Licensed Patent of Grantor under which licenses are granted in Section 2. Symbol represents, warrants and covenants that it (i) owns the Symbol Licensed Patents and has the right to grant licenses and covenants under such Symbol Licensed Patents of the full scope set forth herein; and (ii) neither it nor any of its Subsidiaries has assigned or otherwise transferred to any other person or entity any rights to any causes of action, damages or other remedies, or any Patents, claims, counterclaims or defenses, relating to the Delaware Action. Proxim represents, warrants and covenants that it (i) owns the Proxim Licensed Patents and has the right to grant licenses and covenants under such Proxim Licensed Patents of the full scope set forth herein; and (ii) neither it nor any of its Subsidiaries has assigned or otherwise transferred to any other person or entity any rights to any causes of action, damages or other remedies, or any Patents, claims, counterclaims or defenses, relating to the Delaware Action. Neither party makes any other representation or warranty, express or implied, nor shall either party have any liability in respect of any infringement of patents or other rights of third parties due to the other party's operation under the license herein granted.

Proxim represents and warrants that it has disclosed to Symbol all family members world-wide of all related intellectual property that it is aware of concerning or relating to the inventions of U.S. Patent No. 6,473,449 and U.S. Patent Application No. 09/457,624, including but not limited to all continuations, continuations-in-part, divisionals; reexaminations and reissue applications and patents.

8.4 Nothing contained in this Agreement shall be construed as conferring any rights by implication, estoppel or otherwise, under any non-patent intellectual property right, or any patents or patent applications, other than as expressly set forth in this Agreement. Neither party is required hereunder to furnish or disclose to the other any technical or other information except as specifically provided herein.

8.5 Neither party shall have any obligation hereunder to institute any action or suit against third parties for infringement of any of its Patents or to defend any action or suit brought by a third party which challenges or concerns the validity of any of its Patents. Neither party shall have any right to institute any action or suit against third parties for infringement of any of the other party's Patents. Neither party, nor any of its Subsidiaries, is required to file any patent application, or to secure any patent or patent rights, or to maintain any patent in force.

8.6 Each party shall, upon a request from the other party sufficiently identifying any patent or patent application, inform the other party as to the extent to which said patent or patent application is subject to the licenses, covenants and other rights granted hereunder.

8.7 This Agreement shall not be binding upon the parties until it has been signed hereinbelow by or on behalf of each party. No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed as aforesaid, except that either party may amend its address in Section
6.1 by written notice to the other party.

8.8 If any section of this Agreement is found by competent authority to be invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the parties and the remainder of this Agreement shall continue in effect.

8.9 If a dispute arises out of this Agreement, or the interpretation, breach, termination or validity thereof, each of the parties agrees to first request a meeting of senior management of the parties in a written notice that references this paragraph. That meeting shall occur at a mutually agreeable time within forty-five (45) days of any such written notice. Neither party shall assert any claim of laches, waiver, estoppel or the like based on the time elapsed by following this procedure. If the dispute is unresolved in whole or in part, the parties will submit the unresolved dispute to binding arbitration under the Patent Arbitration Rules of the American Arbitration Association ("AAA") in effect as of the Effective Date of this Agreement if the dispute concerns matters solely of patent law; if it does not, the Commercial Arbitration Rules of the AAA in effect as of the Effective Date of this Agreement. The arbitrator shall be selected from attorneys experienced with respect to patent licensing and patent litigation settlements. Any remedy granted by the arbitrator shall be limited to that available at law and equity. The arbitrator shall have the authority to award attorneys' fees, if appropriate. Any award may be entered in any court having jurisdiction thereof. This Settlement Agreement and matters connected with the performance thereof shall be construed, interpreted, applied and governed in all respects in accordance with the laws of the United States of America and the State of New York, without reference to conflict of laws principles. This Section 8.9 shall not be construed as restricting or limiting either party's ability to immediately assert a license or other defense in any litigation or other proceeding against such party, such party's Subsidiaries, or its or their products or the resellers, distributors or customers of such products, regardless of jurisdiction or venue. The parties agree that any arbitration pursuant to this Section 8.9 shall be conducted in Washington, D.C. or another mutually agreed location. The parties, their representatives, other participants and arbitrators shall hold the existence, content and result of arbitration in confidence, except as otherwise required or advisable in connection with securities filings or otherwise required by law.

8.10 The headings of sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

8.11 Each party acknowledges that all licenses and covenants granted by it under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the "Bankruptcy Code"), licenses of rights to "intellectual property" as defined under Section 101(56) of the Bankruptcy Code. Each party acknowledges that if such party, as a debtor in possession or a trustee-in-bankruptcy in a case under the Bankruptcy Code, rejects this Agreement, the other party may elect to retain its rights under this Agreement as provided in Section 365(n) of the Bankruptcy Code. Each party irrevocably waives all arguments and defenses arising under 11 U.S.C. 365(c)(1) or successor provisions to the effect that applicable law excuses the party, other than the debtor, from accepting performance from or rendering performance to an entity other than the debtor or debtor in possession as a basis for opposing assumption of the Agreements by the other party in a case under Chapter 11 of the Bankruptcy Code to the extent that such consent is required under 11 U.S.C.
Section 365(c)(1) or any successor statute, provided that any Change of Control resulting from such proceeding shall be subject to Section 5.3.

8.12 The parties agree that all provisions, terms, and conditions of this Agreement are and will remain confidential, and they shall not disclose such terms under any circumstances to any person not a party hereto, except: (i) to Subsidiaries of the parties; (ii) with the prior written consent of the other party; (iii) to the extent such disclosure may be required or advisable in connection with securities filings or judicial proceedings or otherwise by applicable law, which may include filing a copy of this Agreement with the SEC in connection with securities filings; (iv) as may be required to a party's auditors, insurers, bankers, legal counsel and other legal and financial advisors; (v) to a third party in connection with a potential merger or acquisition by, of or with the party, or any other potential change of control of a party; (vi) to a party's customers and suppliers with respect to the products and patents for which a party is licensed or has a covenant; and (vii) Symbol may disclose to prospective licensees under the `183 and `441 patents, that Symbol has granted a license to Proxim for consideration valued by Symbol at an amount no less than a six percent (6%) royalty. Notwithstanding the foregoing, the parties in any case may state that the Delaware Action has been settled and that certain rights and obligations have been exchanged between the parties and each party may issue a press release relating to this Agreement subject to prior written approval by the other party to the Agreement, such approval not to be unreasonably withheld. In any event, each party's SEC filings and press release may state, at such party's option, any or all of the following information and any other information required or advisable under applicable law or regulation: Proxim will make payments to Symbol totaling at least twenty-two million seven hundred fifty thousand dollars (US $22,750,000); Symbol has granted a license to Proxim under certain Symbol Patents; the consideration provided by Proxim is valued by Symbol at an amount no less than a royalty rate of six percent (6%); and such consideration includes a running royalty of two percent (2%) of net revenues for Licensed Products, the assignment of certain Proxim patents and patent applications to Symbol and a grant of a license to certain Proxim Patents to Symbol.

8.13 Entire Agreement. This Agreement, together with the Settlement Agreement and the Patent Assignment Agreement, represent the only agreement of the parties with respect to the Delaware Action and matters set forth herein and supersedes any and all prior oral and written statements with respect thereto. This Agreement may be altered or amended only by a writing signed by officers of both parties.

8.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which is deemed an original, but all of which together constitute one and the same instrument.

8.15 Marking. At the reasonable request of the other party, Proxim and Symbol hereby agree to place upon each of the respective Proxim Licensed Products and Symbol Licensed Products, appropriate patent notices consistent with the reasonable practices of each party.

IN WITNESS WHEREOF, the parties have themselves, by their duly authorized representative, caused this Agreement to be executed as of the Effective Date:

Agreed to:                             Agreed to:
SYMBOL TECHNOLOGIES, INC.              PROXIM, CORP.

By: /s/ Peter M. Lieb              By: Kevin J. Duffy
    ---------------------------        ------------------------------------

Name: Peter M. Lieb                    Name:  Kevin J. Duffy

Title: Sr. Vice President,             Title: President and COO
       General Counsel and
       Secretary

Date:  September 13, 2004              Date:  September 13, 2004

                                       PROXIM WIRELESS NETWORKS, INC.

                                       By:/s/ Michael D. Angel
                                          ---------------------------------

                                       Name:  Michael D. Angel

                                       Title: President and CEO

                                       Date:  September 13, 2004

                                  ATTACHMENT C

                                PATENT ASSIGNMENT

      WHEREAS, Proxim Corporation of 935 Stewart Drive, Sunnyvale California 94085, hereinafter referred to as "Assignor," is the sole owner of United States Patent No. 6,473,449, issued October 29, 2002 ("the '449 Patent") for

      HIGH-DATA-RATE WIRELESS LOCAL-AREA NETWORK;

and

      WHEREAS, Symbol Technologies, Inc. of Holtsville, New York, hereinafter referred to as "Assignee," whose post office address is One Symbol Plaza, Holtsville New York, 11742 is desirous of acquiring the entire right, title and interest in the patents and patent applications listed in Schedule A hereto ("Assigned Patents"); and

      NOW, THEREFORE, BE IT KNOWN THAT, in consideration of the mutual promises and obligations of the Assignor and Assignee contained in the Settlement Agreement dated September 13, 2004, and other good and valuable consideration, the receipt of which is hereby acknowledged, Assignor irrevocably assigns, transfers and conveys unto Assignee, its successors and assigns, the entire right, title and interest in and to the Assigned Patents including, but not limited to, the sole and exclusive right to bring suit for past and future infringement of the Assigned Patents (and to collect any and all damages for such infringement), the sole and exclusive right to prosecute any pending application for patent that is included in the Assigned Patents, and the sole and exclusive right to initiate and prosecute any reissue and reexamination proceedings relating to the Assigned Patents, the same to be held and enjoyed by the Assignee, its successors and assigns, for its own use and behalf, to have and to hold the same to the full end of the term or terms for which the Assigned

Patents are granted, as fully and entirely as the same would have been held by Assignor had this assignment not been made; and

      ASSIGNOR REPRESENTS THAT it is the exclusive owner of all right, title and interest, in the Assigned Patents and Assignor has the right and full power to enter into this assignment; and

      ASSIGNOR REPRESENTS THAT the Assigned Patents and rights assigned hereby are free of any liens or security interests; and

      ASSIGNOR REPRESENTS THAT it has not received any written notice of any claims, pending or threatened, with respect to Assignor's ownership of the Assigned Patents and Assignor is not subject to any agreement, judgment or court order that conflicts with the terms of this Agreement; and

      Assignor shall, upon the reasonable request of Assignee, execute and deliver without further compensation, any and all other instruments in writing, further applications, papers, affidavits, powers of attorney, assignments, and other documents which are reasonably required or necessary to more effectively carry out the provisions of this Assignment, including, but not limited to, instructing its patent counsel to transfer all prosecution files for the Assigned Patents; and

      Assignor does hereby authorize and request the Commissioner of Patents and Trademarks to issue any United States Patent issuing from the Assigned Patents to said Symbol Technologies, Inc. as the assignee of the entire right title and interest in the Assigned Patents; and

      this Patent Assignment shall be governed by and construed in accordance with the laws of the state of New York without giving effect to the principles of conflicts of laws thereof.

Executed this 13th day of September, 2004.

                                             /s/ Kevin J. Duffy
                                             -----------------------------------
                                                   Proxim Corporation
                                                   Name: Kevin J. Duffy
                                                   Title: President & COO
State of California )
                                       ss:
County of Santa Clara)

Before me personally appeared said Kevin J. Duffy and acknowledged the foregoing instrument to be his free act and deed this 13 day of September, 2004.

                                       /s/ E. Ramirez
                                       -------------------------------

Seal (Notary Public)

                                   SCHEDULE A

United States Letters Patent No. 6,473,449, issued October 29, 2002

Japanese Letter Patent No. 3532556

Patent Application in China, No. 01136147.6

Patent Application in Malaysia, No. PI20014245

                                  ATTACHMENT D

                                PATENT ASSIGNMENT

      WHEREAS Proxim Corporation of 935 Stewart Drive, Sunnyvale California 94085, hereinafter referred to as "Assignor," is the sole owner of an application for United States Letters Patent, Application Number 09/457,624, which was filed on December 8, 1999 ("the '624 Application") for a


FLEXIBLE WIRELESS LAN ARCHITECTURE BASED ON WIRELESS COMMUNICATION SERVER;

and
           WHEREAS, Symbol Technologies, Inc. of Holtsville New York, hereinafter referred to as "Assignee," whose post office address is One Symbol Plaza, Holtsville, New York, 11742 is desirous of acquiring the entire right, title and interest in the patents and patent applications listed on Schedule A hereto ("Assigned Applications"); and


      NOW, THEREFORE, BE IT KNOWN THAT, in consideration of the mutual promises and obligations of the Assignor and Assignee contained in the Settlement Agreement dated September 13, 2004, and other good and valuable consideration, the receipt of which is hereby acknowledged, Assignor, by these presents irrevocably assigns, transfers and conveys unto Assignee, its successors and assigns, the entire right, title and interest in and to the Assigned Applications including, but not limited to, the sole and exclusive right to bring suit for past and future infringement of any patent issued from any of the Assigned Applications (and to collect any and all damages for such infringement), and the sole and exclusive right to prosecute any pending application for patent that is included in the Assigned Applications, and the sole and exclusive right to initiate and prosecute any reissue and reexamination proceedings relating to the Assigned Applications, the same to be held and enjoyed by Assignee, its successors and assigns, for its own use and behalf, to have and to hold the same to the full end of the term or terms for which any Letters Patent issuing from the Assigned Applications is granted, as fully and entirely as the same would have been held by Assignor had this assignment not been made; and

      ASSIGNOR REPRESENTS THAT it is the exclusive owner of all right, title and interest, in the Assigned Applications and Assignor has the right and full power to enter into this assignment; and

      ASSIGNOR REPRESENTS THAT the Assigned Applications and rights assigned hereby are free of any liens or security interests; and

      ASSIGNOR REPRESENTS THAT it has not received any written notice of any claims, pending or threatened, with respect to Assignor's ownership of the Assigned Applications and Assignor is not subject to any agreement, judgment or court order that conflicts with the terms of this Agreement; and

      Assignor shall, upon the reasonable request of Assignee, execute and deliver without further compensation, any and all other instruments in writing, further applications, papers, affidavits, powers of attorney, assignments, and other documents which are reasonably required or necessary to more effectively carry out the provisions of this Assignment, including, but not limited to, instructing its patent counsel to transfer all prosecution files for the Assigned Applications; and

      Assignor does hereby authorize and request the Commissioner of Patents and Trademarks to issue any United States Patent issuing from the Assigned Applications to said Symbol Technologies, Inc. as the assignee of the entire right title and interest in the Assigned Application; and

      this Patent Assignment shall be governed by and construed in accordance with the laws of the state of New York without giving effect to the principles of conflicts of laws thereof.

Executed this 13th day of September, 2004.

                                          /s/ Kevin J. Duffy_
                                          -------------------------------------
                                                 Proxim Corporation
                                                 Name: Kevin J. Duffy
                                                 Title: President & COO

State of California )
                                       ss:
County of Santa Clara )

Before me personally appeared said Kevin J. Duffy and acknowledged the foregoing instrument to be his free act and deed this 13 day of September, 2004.

                                       /s/ E. Ramirez
                                       ----------------------------------
Seal (Notary Public)

                                   Schedule A

United States Patent Application No. 09/457,624, filed on December 8, 1999

EP Application No. 00983998.6

CA Application No. 2,393,719

JP Application No. 2001-543041